                                                                  EXHIBIT (a)(9)

                                Offer to Exchange



                                 InfoSpace, Inc.
                                  January 2002

                            Background / Introduction

                                  "Safe Harbor"

Comments made during this presentation are subject to the written terms of the Offer to Exchange, the stock option agreement and the stock plans of the Company.

                         What is the Offer to Exchange?

Eligible Employees may exchange Eligible Options for new non-qualified stock options granted in 6 months + 1 day following the date the Eligible Options are cancelled.

Exchange ratio is one option for every ten Eligible Option shares surrendered.

Eligible employees are also eligible to receive a Compensatory Grant

                What's different from the last Offer to Exchange?

Employees retain their February 2001 options

Employees receive options in exchange rather than restricted stock

25% of the Exchange Options will be vested upon grant; the remainder vest monthly over a three-year period

No pre-determined participation threshold

                           Who are Eligible Employees?

Full-time U.S.-based employees of InfoSpace, Inc. or a U.S. subsidiary of InfoSpace

Employees employed on or before August 1, 2001 and remain employed until the Exchange Options are granted (expected to be the first trading day following six months and a day from the date the Eligible Options are cancelled)

Employees with outstanding unexercised Eligible Options that have not received an option *$10/share in the 6 months before the commencement of the offer


* less than
                                                                               6

                           What are Eligible Options?

Outstanding unexercised options (vested or not) with strike prices * $10


* more than or equal to
                                                                               7

                                Exchange Example



                                                                    Post-
                                      Pre-Exchange                 Exchange
                Grant      Strike     Outstanding     Exchange   Outstanding
                Dates      Price        Options        Options     Options
--------------------------------------------------------------------------------
Unaffected    7/24/1998    $1.0000         1,000                     1,000   *
              2/6/2001     $3.6500         2,000                     2,000   *

--------------------------------------------------------------------------------

------------------------------------
Eligible      4/17/2000    $45.4375          500          50            50
Options       9/18/2000    $35.1250          250          25            25
------------------------------------
                                      ------------    --------   -----------
                                           3,750          75         3,075

* The options with a strike price below $10.00 are not eligible for he exchange.

                           How Does the Exchange Work?

Each Eligible Employee must elect whether or not to participate

The Company must decide to accept all of the tendered options (no pre-determined participation threshold)

If accepted, new options will be granted on the first trading day that is six months and a day from the Cancellation Date of the exchange offer

Exchange Options are expected to be priced at the close of market on the date of grant

                                Vesting Overview

Options will be 25% vested upon grant (expected to be the first trading day following six months and a day from the date the Eligible Options are cancelled)

Thereafter, options received for options exchanged will vest monthly over three years

                          Exercising the Vested Options

On the first trading day following each vesting date, you may exercise your vested options, and the resulting shares or cash will be deposited to your brokerage account.

Your trading, as always, is subject to the insider trading policy of the Company and the securities laws.

                           How do I make the decision?

Each Eligible Employee needs to evaluate his/her situation

- Consult your professional tax, legal, and/or financial advisor(s) to determine the implications of this offer on your personal situation.

Keep in mind that if you are eligible and choose not to participate, you are not eligible for a compensatory grant.

                              How do I participate?

Give Brent Satterlee before 9:00 p.m. PST February 15, 2002:

An Election Form
   REGARDLESS of whether you choose to participate or not

Any original stock option agreements for any Eligible Option Grants * $10

* more than or equal to

                             Sources of Information

Visit The Bridge

Send questions via email to eo@infospace.com
                            ----------------

                                   Questions?